Exhibit 99.1

Contact:

Stacey Leaños

Associate Director, Investor and Public Relations

Cerus Corporation

925-288-6171

Cerus Corporation Reports First Quarter 2016 Results

CONCORD, CA, May 3, 2016 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the first quarter ended March 31, 2016.

Recent company highlights include:

•	Entered into long-term INTERCEPTTM platelet and plasma supply agreement with the American Red Cross, the largest U.S. supplier of blood components.

•	Entered into framework agreement with Blood Centers of America (BCA) as its pathogen reduction technology supply partner. Fifteen BCA members are now under contract for use of the INTERCEPT Blood System.

•	Received U.S. Food and Drug Administration (FDA) approval for use of the INTERCEPT Blood System for platelets suspended in 100% plasma, expanding the potential market for INTERCEPT in the U.S.

•	Pathogen reduction obviates the need for both primary and secondary bacterial screening under FDA’s revised draft guidance for controlling the risk of bacterial contamination of platelets.

•	Signed INTERCEPT supply agreement with Banco de Sangre de Servicios Mutuos to help sustain local platelet and plasma collections during the Zika epidemic.

•	FDA Zika guidance document recognizes pathogen reduction as a method to reduce transfusion risk and maintain local platelet and plasma collections in areas of active Zika transmission.

“Concerns about both the Zika virus and bacterial contamination are stimulating U.S. interest in INTERCEPT from both industry and regulators,” said William ‘Obi’ Greenman, Cerus’ president and chief executive officer. “We now have a significant portion of the U.S. market under contract for INTERCEPT and will be working diligently to support these customers as they begin their validation processes. Once customers have completed their validations over the next few quarters, we expect the revenue contribution from the U.S. to begin in earnest.”

Revenue

Revenue for the first quarter of 2016 was $7.6 million and relatively flat compared to the prior year. Because revenue for the three months ended March 31, 2016 and 2015, was predominantly driven by Euro denominated markets, reported revenue was negatively affected by an approximate 2% weakening of the Euro compared to the U.S. dollar, the Company’s reporting currency. The Company continues to expect 2016 global revenue in the range of $37 million to $40 million.

Gross Margins

Gross margins for the first quarter of 2016 were 44%, compared to 39% for the first quarter of 2015. Margins for the first quarter of 2016 were positively impacted by the decline in the value of the Euro relative to the Company’s reporting currency, the U.S. dollar, lifting gross margins when comparing the first quarter of 2016 to the comparable period in 2015. In addition, product mix helped improve reported gross margins with higher margin platelet kits contributing proportionately more than in the prior year.

Operating Expenses

Total operating expenses for the first quarter of 2016 were $18.7 million, compared to $17.3 million for the first quarter of 2015. Selling, general and administrative expenses were relatively flat, driven by increased 2016 U.S. commercialization costs which were offset by lower accounting and other administrative fees. Research and development expenses increased as a result of activities to support our platelet label claim extension efforts, required post marketing platelet studies in the U.S. and preparation of the anticipated 2016 CE Mark submission for the red blood cell system.

Operating and Net Loss

Operating losses during the first quarter of 2016 were $15.3 million, compared to $14.4 million for the first quarter of 2015.

Net loss for the first quarter of 2016 was $16.9 million, or $0.17 per diluted share, compared to a net loss of $9.5 million, or $0.17 per diluted share, for the first quarter of 2015.

Net losses for the first quarter of 2016 were favorably impacted by approximately $1.0 million of lower foreign exchange losses during the first quarter of 2016, when compared to the corresponding prior period. Net losses in the prior year period were positively impacted by the mark-to-market adjustments of the Company’s previously outstanding warrants to fair value, which resulted in non-cash gains of $6.3 million during the first quarter of 2015. The Company has no remaining outstanding warrants and as such, does not expect mark-to-market adjustments going forward.

Cash, Cash Equivalents and Investments

At March 31, 2016, the Company had cash, cash equivalents and short-term investments of $96.4 million compared to $107.9 million at December 31, 2015. The Company’s short-term investments include a marketable equity security which was valued at $5.1 million at March 31, 2016 and $11.2 million at December 31, 2015.

At March 31, 2016, the Company had approximately $20 million in outstanding debt under its loan agreement with Oxford Finance.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview and outlook. To access the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir. Alternatively, you may access the live conference call by dialing 866-235-9006 (U.S.) or 631-291-4549 (international).

A replay will be available on the company’s website, or by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and entering conference ID number 61975962. The replay will be available approximately three hours after the call through May 17, 2016.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused in the field of blood transfusion safety. The INTERCEPT Blood System is designed to reduce the risk of transfusion-transmitted infections by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action of the INTERCEPT treatment is designed to inactivate established transfusion threats, such as hepatitis B and C, HIV, West Nile virus and bacteria, as well as emerging pathogens such as chikungunya, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in the United States, Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT Red Blood Cell system is in clinical development. See http://www.cerus.com for information about Cerus.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and expected results, including statements concerning Cerus’ 2016 annual revenue guidance and its expectations for U.S. revenue contribution in 2016 and the timing thereof; Cerus’ expectations that its U.S. customers will begin producing INTERCEPT components over the next several quarters; Cerus’ platelet label claim extension efforts and its belief that the potential market for the platelet system will be expanded as a result of FDA approval of platelets suspended in 100% plasma; and Cerus’ anticipated 2016 CE Mark submission for the red blood cell system. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risks that Cerus may not meet its revenue guidance for 2016 and/or realize meaningful revenue contributions from U.S. customers in 2016 or otherwise, particularly since Cerus cannot guarantee the volume or timing of commercial purchases, if any, that its U.S. customers may make under Cerus’ commercial agreements with these customers; risks associated with Cerus’ lack of commercialization experience in the United States and its ability to develop and maintain an effective and qualified U.S.-based commercial organization, as well as the resulting uncertainty of its ability to achieve market acceptance of and otherwise successfully commercialize the INTERCEPT Blood System for platelets and plasma in the United States, including as a result of licensure requirements that must be satisfied by U.S. customers prior to their engaging in interstate transport of blood components processed using the INTERCEPT Blood System; risks related to Cerus’ ability to commercialize the INTERCEPT Blood System in the United States without infringing on the intellectual property rights of others; risks related to Cerus’ ability to demonstrate to the transfusion medicine community and other health care constituencies that pathogen reduction and the INTERCEPT Blood System is safe, effective and economical; the uncertain and time-consuming development and regulatory process, including the risks (a) that Cerus may be unable to comply with the FDA’s post-approval requirements for the INTERCEPT platelet and plasma systems, including by successfully completing required post-approval studies, which could result in a loss of U.S. marketing approval for the INTERCEPT platelet and/or plasma systems, (b) related to Cerus’ ability to expand the label claims and product configurations for the INTERCEPT platelet and plasma systems in the United States, which will require additional regulatory approvals and (c) that Cerus may be unable to file for CE Mark approval of the red blood cell system in Europe in the anticipated timeframe or at all, and even if filed, Cerus may be unable to obtain CE Mark approval, or any other regulatory approvals, of the red blood cell system in a timely manner or at all; risks related to adverse market and economic conditions, including continued or more severe adverse fluctuations in foreign exchange rates and/or weakening economic conditions in the markets where Cerus sells its products; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective manufacturing supply chain, including the ability of its manufacturers to comply with extensive FDA and foreign regulatory agency requirements; the impact of legislative or regulatory healthcare reforms that may make it more difficult and costly for Cerus to produce, market and distribute its products; risks related to future opportunities and plans, including the uncertainty of future revenues and other financial performance and results, as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including Cerus’ Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 9, 2016. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended March 31,
	2016	2015
Revenue	$7,632	$7,692
Cost of revenue	4,263	4,714

Gross profit	3,369	2,978

Operating expenses:
Research and development	6,917	5,581
Selling, general and administrative	11,747	11,718
Amortization of intangible assets	50	50

Total operating expenses	18,714	17,349

Loss from operations	(15,345)	(14,371)
Non-operating (expense) income, net	(706)	4,930

Loss before income taxes	(16,051)	(9,441)
Provision for income taxes	812	19

Net loss	$(16,863)	$(9,460)

Net loss per share:
Basic	$(0.17)	$(0.10)
Diluted	$(0.17)	$(0.17)
Weighted average shares outstanding used in the calculation of net loss per share:
Basic	99,471	93,411
Diluted	99,471	94,662

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$20,791	$71,018
Short-term investments and marketable equity securities	75,595	36,861
Accounts receivable	4,086	5,794
Inventories	11,255	10,812
Prepaid expenses and other current assets	7,710	5,921

Total current assets	119,437	130,406
Non-current assets:
Property and equipment, net	3,380	3,549
Goodwill and intangible assets, net	2,206	2,256
Restricted cash and other assets	2,915	3,191

Total assets	$127,938	$139,402

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$15,459	$15,070
Manufacturing and development obligations – current	2,219	3,282
Debt - current	4,527	2,956
Deferred revenue – current	613	554

Total current liabilities	22,818	21,862
Non-current liabilities:
Debt - non-current	15,301	16,848
Deferred income taxes	131	122
Manufacturing and development obligations - non-current	4,840	4,542
Other non-current liabilities	1,314	1,263

Total liabilities	44,404	44,637

Stockholders’ equity	83,534	94,765

Total liabilities and stockholders’ equity	$127,938	$139,402